EXHIBIT 15.1
Bank United Corp.
3200 Southwest Freeway, Suite 2600
Houston, Texas

      We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Bank United Corp. and subsidiaries for the periods ended March 31, 1999 and 1998 and December 31, 1998 and 1997, as indicated in our reports dated April 27, 1999 and January 22, 1999, respectively; because we did not perform an audit, we expressed no opinion on that information.

      We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and December 31, 1998, are being used in this Registration Statement.

      We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP
Houston, Texas
June 17, 1999